As filed with the Securities and Exchange Commission on August 14, 2006
                                                   Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              LIBERTY BANCORP, INC.
             (exact name of registrant as specified in its charter)

             MISSOURI                                    20-4447023
  (State or other jurisdiction of             (IRS Employer Identification No.)
  incorporation or organization)

                             16 WEST FRANKLIN STREET
                          LIBERTY, MISSOURI 64068-1637
                                 (816) 781-4822
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              LIBERTY BANCORP, INC.
              2003 INCENTIVE EQUITY AND DEFERRED COMPENSATION PLAN,
                             AS AMENDED AND RESTATED
                            (Full Title of the Plan)
                      ------------------------------------
                                                   COPIES TO:
BRENT M. GILES
PRESIDENT AND CHIEF EXECUTIVE OFFICER              JOEL E. RAPPOPORT
LIBERTY BANCORP, INC.                              THOMAS P. HUTTON
16 WEST FRANKLIN STREET                            MULDOON MURPHY & AGUGGIA LLP
LIBERTY, MISSOURI  64068-1637                      5101 WISCONSIN AVENUE, N.W.
(816) 781-4822                                     WASHINGTON, D.C.  20016
(Name, address, including zip code, and telephone (202) 362-0840 number, including area code, of agent for service)

====================================================================================================================
    Title of each Class of            Amount          Proposed Maximum       Proposed Maximum         Amount of
       Securities to be               to be          Offering Price Per     Aggregate Offering    Registration Fee
          Registered              Registered(1)           Share(3)               Price(4)
--------------------------------------------------------------------------------------------------------------------
         Common Stock
        $.01 par Value          234,957 Shares (2)       $  10.12               $2,377,765              $255
====================================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares to be issued pursuant to the Liberty Bancorp, Inc. 2003 Incentive Equity and Deferred Compensation Plan, as amended and restated (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Liberty Bancorp, Inc., as permitted by Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").
(2) Represents the shares which may be issued as stock awards or upon the exercise of options to purchase shares of Liberty Bancorp, Inc. common stock granted or to be granted under the Plan.
(3) The average exercise price of $10.12 per share (as adjusted) at which options for 234,957 shares (as adjusted) have been granted under the Plan.
(4)  Estimated solely for the purpose of calculating the registration fee.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SECTION 230.462.

LIBERTY BANCORP, INC.

PART I   INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the Liberty Bancorp, Inc. 2003 Incentive Equity and Deferred Compensation Plan, as amended and restated (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of
Part II of this Registration Statement constitute the prospectus for the Registration Statement.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed or to be filed with the SEC by Liberty Bancorp, Inc. (the "Registrant") are incorporated by reference in this Registration
Statement:

         (a) The Prospectus filed with the SEC by the Registrant (File No. 333-133849), pursuant to 424(b)(3) on May 25, 2006 and supplemented on June 29, 2006, which includes the balance sheets of Liberty Savings Bank as of September 30, 2005 and 2004 and the related statements of earnings, comprehensive earnings, stockholder's equity and cash flows for each of the years in the period ended September 30, 2005, together with related notes and report of Michael Trokey & Company, P.C., independent registered public accounting firm, dated November 16, 2005 (except as to Note 17 which is dated December 21, 2005).

         (b) The Form 10-Q report filed by the Registrant for the fiscal quarter ended June 30, 2006 (File No. 000-51992), filed with the SEC on August 11, 2006.

         (c) Current Reports on Form 8-K filed by the Registrant with the SEC on June 29, July 7, July 21 and July 26, 2006 (in each case other than those portions furnished under Item 2.02, 7.01 or 9.01 of Form 8-K).

         (d) The description of the Registrant's common stock contained in Registrant's Form 8-A12G (File No. 000-51992), as filed with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), and rule 12b-15 promulgated thereunder, on May 10, 2006.

         (e) All documents filed by the Registrant and the Plan, where applicable, pursuant to Section 13(a) and (c), 14 or 15(d) of the Exchange Act (other than Items 2.02, 7.01 and 9.01 filed under a Form 8-K) after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

         ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(b) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

The validity of the Common Stock offered hereby has been passed upon for the Registrant by the firm of Muldoon Murphy & Aguggia LLP, Washington, D.C.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS AND PLAN ADMINISTRATOR.

         Article IX of the Liberty Bancorp, Inc. (the "Corporation") Articles of Incorporation provides:

         9.1 The Corporation shall and does hereby indemnify any person who is or was a director or executive officer of the Corporation or any subsidiary against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of the Corporation or a subsidiary) by reason of the fact that such person is or was serving in such capacity to the fullest extent permitted by the General and Business Corporation Law of Missouri.

         9.2 The Corporation may, to the extent that the board of directors deems appropriate and as set forth in a Bylaw or authorizing resolution, indemnify any person who is or was a non-executive officer, or employee or agent of the Corporation or any subsidiary or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including an action by or in the right of the Corporation or a subsidiary) by reason of the fact that such person is or was serving in such capacity to the fullest extent permitted by the General and Business Corporation Law of Missouri.

         9.3 The Corporation may, to the extent that the board of directors deems appropriate, make advances of expenses, including attorneys' fees, incurred prior to the final disposition of a civil, criminal, administrative or investigative action, suit, proceeding or claim (including an action by or in the right of the Corporation or a subsidiary) to any person to whom indemnification is or may be available under this Article IX; PROVIDED, HOWEVER, that prior to making any advances, the Corporation shall receive a written undertaking by or on behalf of such person to repay such amounts advanced in the event that it shall be ultimately determined that such person is not entitled to such indemnification.

         9.4 The indemnification and other rights provided by this Article IX shall not be deemed exclusive of any other rights to which a person to whom indemnification is or otherwise may be available (under these Articles of Incorporation or the Bylaws or any agreement or vote of shareholders or disinterested directors or otherwise), may be entitled. The Corporation is authorized to purchase and maintain insurance on behalf of the Corporation or any person to whom indemnification is or may be available against any liability asserted against such person in, or arising out of, such person's status as director, officer, employee or agent of the Corporation, any of its subsidiaries or another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) which such person is serving at the request of the Corporation.

         9.5      Each person to whom indemnification is granted under this
                  Article IX is entitled to rely upon the indemnification and other rights granted hereby as a contract with the Corporation and such person and such person's heirs, executors, administrators and estate shall be entitled to enforce against the Corporation all indemnification and other rights granted to such person by Sections 9.1 and 9.3 and this Article IX. The indemnification and other rights granted by Sections 9.1 and 9.3 and this Section 9.5 shall survive amendment, modification or repeal of this Article IX, and no such amendment, modification or repeal shall act to reduce, terminate or otherwise adversely affect the rights to indemnification granted hereby, with respect to any expenses, judgments, fines and amounts paid in settlement incurred by a person to whom indemnification is granted under this Article IX with respect to an action, suit, proceeding or claim that arises out of acts or omissions of such person that occurred prior to the effective date of such amendment, modification or repeal.

                  Any indemnification granted by the board of directors pursuant this Article IX shall inure to the person to whom the indemnification is granted and such person's heirs, executors, administrators and estate; provided, however, that such indemnification may be changed, modified or repealed, at any time or from time to time, at the discretion of the board of directors, and the survival of such indemnification shall be in accordance with terms determined by the board of directors.

         9.6 For the purposes of this Article IX, "subsidiary" shall mean any corporation, partnership, joint venture, trust or other enterprise of which a majority of the voting power, equity or ownership interest is directly or indirectly owned by the Corporation.

         In addition, Article XIII of the Registrant's Articles of Incorporation provides:

                  A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section
                  351.245 of the General and Business Corporation Law of

                  Missouri, or (iv) for any transaction from which a director derived an improper personal benefit. If the General and Business Corporation Law of Missouri is amended after the date of filing of these Articles of Incorporation to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General and Business Corporation Law of Missouri, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


                  In accordance with Section 351.355 of the Missouri General and Business Corporation Law, a Missouri corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Additionally, a Missouri corporation may similarly indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         In accordance with Office of Thrift Supervision ("OTS") regulations, directors, officers and employees of BankLiberty (formerly known as Liberty Savings Bank) (the "Bank") generally shall be indemnified for: (i) any amount for which that person becomes liable under a judgment in any action brought or threatened because that person is or was a director, officer or employee of the Bank and (ii) reasonable costs and expenses, including attorneys' fees, paid or incurred in defending or settling such action or in enforcing his or her rights to indemnification. Such indemnification shall be made where final judgment on the merits is in the person's favor, or, in case of settlement, final judgment against the director, officer or employee or final judgment in his or her favor other than on the merits, if a majority of the disinterested directors of the Bank determines that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the Bank. Such indemnification may not be made if objected to by the OTS.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

         (a)      List of Exhibits (filed herewith unless otherwise noted)

                  5        Opinion of Muldoon Murphy & Aguggia LLP
                  10.1     Liberty Bancorp, Inc. 2003 Incentive Equity and
                           Deferred Compensation Plan, as amended and restated
                  23.0     Consent of Muldoon Murphy & Aguggia LLP
                           (included in Exhibit 5)
                  23.1     Consent of Michael Trokey & Company, P.C.
                  24       Powers of Attorney (contained on the signature pages)

ITEM 9.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)      To include any prospectus required by Section 10(a)
                           (3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                           PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the Offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

THE REGISTRANT.

Pursuant to the requirements of the Securities Act of 1933, Liberty Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Liberty, Missouri on August 14, 2006.

                             LIBERTY BANCORP, INC.


                             By: /s/ Brent M. Giles
                                 -----------------------------------------------
                                 Brent M. Giles
                                 President, Chief Executive Officer and Director


KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Brent M. Giles and Daniel G. O'Dell as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      Name                                        Title                                  Date
      ----                                        -----                                  ----
/s/ Brent M. Giles                          President,                                August 14, 2006
---------------------------                 Chief Executive Officer and
Brent M. Giles                              Director
                                            (principal executive officer)


/s/ Marc J. Weishaar                        Senior Vice President and                 August 14, 2006
---------------------------                 Chief Financial Officer
Marc J. Weishaar                            (principal financial and
                                            accounting officer)


/s/ Daniel G. O'Dell                        Chairman of the Board                     August 14, 2006
---------------------------
Daniel G. O'Dell

                                       8



/s/ Ralph W. Brant, Jr.                     Director                                  August 14, 2006
---------------------------
Ralph W. Brant, Jr.


/s/ Steven K. Havens                        Director                                  August 14, 2006
---------------------------
Steven K. Havens


/s/ Robert T. Sevier                        Director                                  August 14, 2006
---------------------------
Robert T. Sevier


/s/ Marvin J. Weishaar                      Director                                  August 14, 2006
---------------------------
Marvin J. Weishaar


                                                 EXHIBIT INDEX
                                                 -------------

                                                                                                                  Sequentially
                                                                                                                    Numbered
                                                                                                                      Page
   Exhibit No.       Description                      Method of Filing                                              Location
---------------      ----------------------------     ----------------------------------------------            ---------------

       5             Opinion of Muldoon Murphy &      Filed herewith.
                     Aguggia LLP

      10.1           Liberty Bancorp, Inc.            Filed herewith.
                     2003 Incentive Equity and
                     Deferred Compensation Plan, as
                     amended and restated

      23.1           Consent of Michael Trokey &      Filed herewith.
                     Company, P.C.

      24             Power of Attorney                Located on the signature page.





                                            10